                                                                 EXHIBIT 4.3

                                         MANAGEMENT AND AUDITORS' REPORTS     27

MANAGEMENT AND AUDITORS' REPORTS

MANAGEMENT REPORT
Management is responsible for the integrity and objectivity of the information contained in this annual report and for the consistency between the financial statements and other financial and operating data contained elsewhere in the report. The accompanying financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada, using policies and procedures established by management, and reflect the Company's financial position, results of operations and cash flow.
     Management has established and maintains a system of internal controls which is designed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use and that financial information is reliable and accurate. The Company also maintains an internal audit function that evaluates and formally reports to management and the Audit Committee on the adequacy and effectiveness of internal controls.
     The financial statements have been examined by external auditors appointed by the shareholders. Their examination provides an independent view as to management's discharge of its responsibilities insofar as they relate to the fairness of reported operating results and financial condition. They obtain an understanding of the Company's accounting systems and procedures and conduct such tests and related procedures as they deem necessary to arrive at an opinion on the fairness of the financial statements.
     Ultimate responsibility to the shareholders for the financial statements rests with the Board of Directors. An Audit Committee is appointed by the Board to review the financial statements in detail and to report to the Directors prior to such statements being approved for publication. The Audit Committee meets regularly with management, the internal auditors and the external auditors to discuss their evaluation of internal accounting controls, audit results and the quality of financial reporting. The external auditors have free access to the Audit Committee, without management's presence, to discuss the results of their audit.


[SIGNATURE: D.H. BURNEY]                  [SIGNATURE: P.G. RENAUD]

D.H. Burney                               P.G. Renaud
President and Chief Executive             Executive Vice President,
Officer                                   Chief Financial Officer and Secretary


AUDITORS' REPORT TO THE SHAREHOLDERS OF CAE INC.
We have audited the Consolidated Balance Sheets of CAE Inc. as at March 31, 2002 and 2001, and the Consolidated Statements of Earnings, Retained Earnings and Cash Flow for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2002 and 2001, and the results of its operations and cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.


[SIGNATURE: PricewaterhouseCoopers LLP]

Chartered Accountants
Montreal, Canada, May 8, 2002

28                                                                   CAE AR 2002

CONSOLIDATED BALANCE SHEETS

as at march 31 (amounts in millions of dollars)                2002          2001
---------------------------------------------------------------------------------
ASSETS
Current assets
     Cash                                                $     88.8    $    156.8
     Short-term investments                                    21.3         122.8
     Accounts receivable (note 4)                             378.2         245.6
     Inventories (note 5)                                     130.9          99.4
     Prepaid expenses                                           9.9           8.6
     Income taxes recoverable                                  15.8           8.2
     Future income taxes (note 14)                             28.9          15.4
---------------------------------------------------------------------------------
                                                              673.8         656.8
Assets of discontinued operations (note 3)                    123.8         370.9
Property, plant and equipment, net (note 6)                   838.5         227.2
Future income taxes (note 14)                                  71.3          15.9
Intangible assets (note 7)                                    163.4            --
Goodwill (note 8)                                             375.5          18.5
Other assets (note 9)                                         138.5          82.8
---------------------------------------------------------------------------------
                                                         $  2,384.8    $  1,372.1
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Accounts payable and accrued liabilities            $    420.5    $    315.0
     Deposits on contracts                                    189.1         175.9
     Long-term debt due within one year                        37.5           2.3
     Future income taxes (note 14)                             50.4          14.5
---------------------------------------------------------------------------------
                                                              697.5         507.7
Liabilities of discontinued operations (note 3)                40.5         106.6
Long-term debt (note 10)                                      889.0         263.0
Long-term liabilities                                          73.7          20.7
Future income taxes (note 14)                                  65.6          10.0
---------------------------------------------------------------------------------
                                                            1,766.3         908.0
---------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Capital stock (note 11)                                       186.8         159.4
Retained earnings                                             446.8         321.2
Currency translation adjustment                               (15.1)        (16.5)
---------------------------------------------------------------------------------
                                                              618.5         464.1
---------------------------------------------------------------------------------
                                                         $  2,384.8    $  1,372.1
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Contingencies (note 16)

Approved by the Board:


               [SIGNATURE: D.H. BURNEY]             [SIGNATURE: L.R. WILSON]

               D.H. Burney                          L.R. Wilson
               Director                             Director

                                        CONSOLIDATED FINANCIAL STATEMENTS     29

CONSOLIDATED STATEMENTS OF EARNINGS

years ended march 31
(amounts in millions, except per share amounts)                  2002        2001
---------------------------------------------------------------------------------
Revenue
     Civil Simulation and Training                        $     545.2  $    481.5
     Military Simulation and Marine Controls                    581.3       409.9
---------------------------------------------------------------------------------
                                                          $   1,126.5  $    891.4
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Operating earnings
     Civil Simulation and Training                        $     152.3  $    117.0
     Military Simulation and Marine Controls                     90.0        34.9
---------------------------------------------------------------------------------
Earnings from continuing operations
  before interest and income taxes                              242.3       151.9
Interest expense (income), net (note 10A (xi))                   22.7       (6.3)
---------------------------------------------------------------------------------
Earnings from continuing operations before income taxes         219.6       158.2
Income taxes (note 14)                                           70.3        53.0
---------------------------------------------------------------------------------
Earnings from continuing operations                             149.3       105.2
Results of discontinued operations (note 3)                       1.3         2.9
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Net earnings                                              $     150.6  $    108.1
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Earnings and diluted earnings per share
  from continuing operations                              $      0.69  $     0.49
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Net earnings and diluted net earnings per share           $      0.69  $     0.50
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Average number of shares outstanding                            217.6       215.7
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

years ended march 31 (amounts in millions of dollars)             2002       2001
---------------------------------------------------------------------------------
Retained earnings at beginning of year                        $  321.2   $  241.9
Adjustment for changes in accounting policies (note 1)              --       (6.0)
Excess of common share purchase price over
  amount charged to capital stock                                   --       (1.2)
Net earnings                                                     150.6      108.1
Dividends                                                        (25.0)     (21.6)
---------------------------------------------------------------------------------
Retained earnings at end of year                              $  446.8   $  321.2
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

30                                                                   CAE AR 2002

CONSOLIDATED STATEMENTS OF CASH FLOW

years ended march 31 (amounts in millions of dollars)                  2002       2001
--------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Earnings from continuing operations                                $  149.3   $  105.2
Adjustments to reconcile earnings to cash flows
  from operating activities:
     Amortization                                                      43.1       19.1
     Future income taxes                                                7.5       (7.7)
     Investment tax credit                                            (19.0)     (22.5)
     Other                                                             (0.2)     (13.5)
     Decrease (increase) in non-cash working capital (note 15)         (7.6)      79.1
--------------------------------------------------------------------------------------
NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES                  173.1      159.7
--------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of businesses (note 2)                                      (757.6)        --
Proceeds from disposal of businesses (note 3)                         187.1        5.7
Short-term investments                                                101.5      (51.7)
Capital expenditures                                                 (249.6)     (76.3)
Proceeds from sale and leaseback of assets                             42.6         --
Deferred development costs                                            (31.1)     (13.7)
Deferred pre-operating costs                                          (15.1)      (4.2)
Other assets                                                          (33.0)      (7.8)
--------------------------------------------------------------------------------------
NET CASH USED IN CONTINUING INVESTING ACTIVITIES                     (755.2)    (148.0)
--------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Proceeds from long-term debt                                          755.8         --
Repayments of long-term debt                                         (195.6)     (16.2)
Dividends paid                                                        (24.8)     (21.2)
Purchase of capital stock                                                --       (1.3)
Common stock issuance                                                   6.1        6.9
Other                                                                  (2.3)      (3.0)
--------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) CONTINUING
  FINANCING ACTIVITIES                                                539.2      (34.8)
NET CASH (USED IN) PROVIDED BY DISCONTINUED ACTIVITIES (note 3)       (24.5)      10.4
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH                        (0.6)       6.0
--------------------------------------------------------------------------------------
NET DECREASE IN CASH                                                  (68.0)      (6.7)
CASH AT BEGINNING OF YEAR                                             156.8      163.5
--------------------------------------------------------------------------------------
CASH AT END OF YEAR                                                $   88.8   $  156.8
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

years ended march 31, 2002 and 2001 (amounts in millions of dollars)


01  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of CAE Inc. ("CAE" or "the Company") and its subsidiaries conform with Canadian generally accepted accounting principles ("GAAP").

NATURE OF OPERATIONS
CAE designs and provides simulation equipment and services and develops integrated training solutions for the military, commercial airlines, business aircraft operators, aircraft manufacturers and marine vessel operators.
     CAE's flight simulators replicate aircraft performance in normal and abnormal operations and a comprehensive set of environmental conditions, utilizing visual systems with an extensive database of airports, other landing areas and flying environments and motion and sound cues to create a fully immersive training environment. The Company offers a full range of flight training devices based on the same software used in its simulators. CAE is developing a global network of training centres in locations around the world.
     The Company also provides simulators and training services for sea and land-based activities and supplies marine automation systems for military and civil applications. CAE's marine control systems monitor and control propulsion, electrical steering, ancillary, auxiliary and damage control systems.

CONSOLIDATION
The consolidated financial statements include the accounts of the Company and all subsidiaries. All inter-corporate accounts and transactions have been eliminated. Acquisitions are accounted for by the purchase method and, accordingly, the results of operations of subsidiaries are included from the dates of acquisition. Entities jointly controlled, referred to as joint ventures, are proportionately consolidated. Portfolio investments are accounted for using the cost method.

REVENUE RECOGNITION
Revenue from long-term contracts for building simulators and training and control systems is recognized using the percentage-of-completion method where revenue, earnings and unbilled accounts receivable are recorded as related costs are incurred, on the basis of percentage costs incurred to date on a contract, relative to the estimated total costs. Revisions in cost and earnings estimates during the term of the contract are reflected in the period in which the need for revision becomes known. Losses, if any, are recognized fully when first anticipated. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work. Warranty provisions are recorded at the time revenue is recognized, based on past experience. No right of return or complimentary upgrades are provided to customers. Post-delivery customer support is billed separately and revenue is recorded ratably over the support period.
     Training service revenues are recognized in the period such services are provided. All other revenue is recorded and related costs transferred to cost of sales at the time the product is delivered and the benefits and the risks of ownership associated with the product are transferred to the customer.

32                                                                   CAE AR 2002

CASH AND SHORT-TERM INVESTMENTS
Cash consists of cash and cash equivalents, which are short-term, highly liquid investments with maturities of 90 days and less. Short-term investments include money market instruments and commercial paper carried at the lower of cost or market value.

INVENTORIES
Inventories are stated at the lower of average cost and net realizable value. Cost includes material, labour and an allocation of manufacturing overhead.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost. The declining balance and straight-line methods are used in computing amortization over the estimated useful lives of the assets. Useful lives are estimated as follows:

-------------------------------------------------------------------------------
Building and improvements                                        20 to 40 years
Machinery and equipment                                           3 to 10 years
Simulators                                                       15 to 30 years
-------------------------------------------------------------------------------

The Company regularly reviews the carrying value of its property, plant and equipment. If their carrying value exceeds the amount recoverable, a write-down is charged to earnings.

LEASES
Leases entered into by the Company in which substantially all the benefits and risks of ownership are transferred to the Company are recorded as capital leases and classified as property, plant and equipment and long-term borrowings. All other leases are classified as operating leases under which leasing costs are expensed in the period in which they are incurred. Gains and losses on the sale and leaseback of assets are deferred and amortized over the term of the lease.

BUSINESS COMBINATIONS, GOODWILL AND INTANGIBLE ASSETS
During the first quarter of 2002, the Company adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 1581, Business Combinations, which requires all business combinations to be accounted for using the purchase method. In addition, any goodwill and intangible assets with indefinite useful lives acquired in a business combination are to be accounted for under CICA Handbook Section 3062, Goodwill and Other Intangible Assets. This section requires that goodwill and intangible assets with indefinite useful lives not be amortized. Their fair value is to be assessed annually and, if necessary, written down for any impairment. (See note 8 for the impact of the adoption of the new standard.)
     Goodwill represents the cost of investments in subsidiaries in excess of the fair value of the net identifiable assets acquired. Goodwill for acquisitions made prior to fiscal 2002 was amortized up to March 31, 2001, using the straight-line method over 40 years.
     Intangible assets are recorded at their allocated cost at the date of acquisition of the related operating companies. Amortization is provided for all intangible assets on a straight-line basis over their estimated useful lives. Useful lives are estimated as follows:

                                                                        Weighted
                                                                         Average
                                              Amortization          Amortization
                                                    Period                Period
--------------------------------------------------------------------------------
Trade names                                 20 to 25 years                    20
Backlog and contractrual agreements          1 to 10 years                     6
Customer relationships                      20 to 25 years                    24
Other                                       10 to 20 years                    11
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    33

INTEREST CAPITALIZATION
Interest costs relating to the construction of training centres are capitalized as part of the cost of property, plant and equipment. Capitalization of interest ceases when the training centre is completed and ready for productive use.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities denominated in currencies other than Canadian dollars are translated at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at average rates of exchange for the year. Translation gains or losses are included in the determination of earnings, except for gains or losses arising on translation of accounts of foreign subsidiaries considered self-sustaining and gains or losses arising from the translation of foreign currency debt that has been designated as a hedge of the net investment in subsidiaries, which are deferred as a separate component of shareholders' equity.
     Gains or losses arising from the translation of foreign currency debt not designated as a hedge of the net investment in subsidiaries are deferred, included in other assets and amortized on a straight-line basis over the term of the debt.
     Effective April 1, 2002, the Company will no longer amortize the exchange gains or losses arising on the translation of long-term foreign currency denominated items, in accordance with a recent amendment to CICA Handbook
Section 1650 on Foreign Currency Translation. The exchange gains or losses arising on translation will be included in earnings as incurred. At March 31, 2002, the unamortized exchange loss relating to the existing long-term foreign currency items amounted to $9.2 million (2001 - $7.6 million). This standard will be applied retroactively and consequently, prior years' financial statements will be restated through a charge to fiscal 2002 earnings of $1.1 million (2001 - $2.0 million), net of $0.5 million (2001 - $1.0 million) in taxes, and a charge to fiscal 2001 opening retained earnings of $3.3 million, net of $1.3 million of taxes.

RESEARCH AND DEVELOPMENT COSTS
Research costs are charged to earnings in the periods in which they are incurred. Development costs are also charged in the period incurred unless they meet the criteria for deferral. Government assistance arising from research and development costs is deducted from the related cost. Amortization of development costs deferred to future periods commences with the commercial production of the product and is charged to earnings based on anticipated sales of the product, over a period not exceeding five years.

PRE-OPERATING COSTS
The Company defers expenditures related to the operation of all new training centres until the opening of the centre. Expenditures directly related to placing a new training centre into commercial service are incremental in nature and are considered by management to be recoverable from the future operations of the new training centre. Capitalization ceases at the opening of the training centre. Amortization of the deferred costs is taken over 5 to 20 years based on the expected period and pattern of benefit of the deferred expenditures.

DEFERRED FINANCING COSTS
Costs incurred relating to the issuance of long-term debt are deferred and amortized over the term of the related debt.

INCOME TAXES
Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values. Future tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment or substantive enactment.

34                                                                   CAE AR 2002


     Investment tax credits arising from research and development are deducted from the related costs and are accordingly included in the determination of earnings in the same year as the related costs. Investment tax credits arising from the acquisition of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.
     On April 1, 2000, CAE adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook section 3465, Income Taxes, which replaced the deferral method with the liability method of tax allocation. CAE applied the new recommendations retroactively without restating prior years. The cumulative effect of adopting the new recommendations as at April 1, 2000, was to increase net future income tax assets by $12.8 million, increase net future income tax liabilities by $27.0 million, increase other assets by $30.8 million, reduce income taxes recoverable by $18.3 million, reduce net assets of discontinued operations by $2.8 million and reduce retained earnings by $4.3 million.

PENSIONS
The Company accrues its obligations under employee pension plans and the related costs, net of plan assets. The cost of pensions is actuarially determined using the projected benefits method pro rated on service, expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, those assets are valued at fair market value.
     The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the remaining service period of active employees.
     On April 1, 2000, CAE adopted the recommendations of the CICA Handbook section 3461, Employee Future Benefits, which changed the accounting for pensions and other types of employee future benefits. The new recommendation was adopted retroactively through an adjustment to retained earnings and prior year results have not been restated. As a result, a liability for employee future benefits of $1.7 million was recorded and a corresponding charge to retained earnings was taken.

STOCK-BASED COMPENSATION PLANS
The Company's stock-based compensation plans consist of an Employee Stock Option Plan (ESOP), an Employee Stock Purchase Plan (ESPP) and Deferred Share Unit
(DSU) plans for directors and key executives which are described in note 12. No compensation expense is recognized for the ESOP when stock options are issued to employees. Consideration paid by employees on the exercise of stock options is credited to capital stock. A compensation expense is recognized for the Company's portion of the contributions made under the ESPP and for amounts due under the DSU plans.
     The CICA has issued a new standard on the measurement of stock options and other stock-based compensation for fiscal years beginning on or after January 1, 2002. This standard applies to awards granted after January 1, 2002, and is to be applied prospectively. The Company will not change the method currently used to account for stock options granted to employees, but will provide the required pro forma disclosures on the impact of the fair value method, which produces estimated compensation charges. Stock compensation arrangements that can be settled in cash will continue to be recognized as compensation expense.

DERIVATIVE FINANCIAL INSTRUMENTS
The Company enters into forward, swap and option contracts to manage its exposure to fluctuations in interest rates and foreign exchange rates. These derivative financial instruments are effective in meeting the risk reduction objectives of the Company by generating offsetting cash flows related to the underlying position in respect of amount and timing. CAE does not hold or issue derivative financial instruments for trading purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    35


     The foreign currency risk associated with purchase and sale commitments denominated in a foreign currency is hedged through a combination of forward contracts and options. The foreign currency gains and losses on these contracts are not recognized in the consolidated financial statements until the underlying firm commitment is recorded in earnings. At that time, the gains or the losses on such derivatives are recorded in earnings as an adjustment to the underlying transaction. Premiums paid with respect to options are deferred and charged to net earnings over the contract period.
     Interest rate swap contracts are designated as hedges of the interest rate of certain financial instruments. The interest payments relating to swap contracts are recorded in net earnings over the life of the underlying transaction on an accrual basis as an adjustment to interest income or interest expense.
     Beginning in fiscal 2004, the Company will adopt the new CICA accounting guideline which establishes certain conditions for when hedge accounting may be applied. The Company is studying the new guideline but has not yet determined its impact.

EARNINGS PER SHARE
The calculation of earnings per share is based on the weighted average number of shares issued and outstanding. Diluted earnings per share is calculated by dividing net earnings available to common shareholders by the weighted average shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding using the treasury stock method.

USE OF ESTIMATES
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of the contingent assets and liabilities at the date of the financial statements and revenue and expenses for the period reported. Actual results could differ from those estimates.


02  BUSINESS ACQUISITIONS

During the fiscal year, CAE completed four strategic acquisitions, two of which accelerated CAE's move into aviation training, one which significantly improved the Company's access to the US defence market and one which provided immediate entry into the commercial marine control systems market.
     On April 2, 2001, the Company acquired all of the issued and outstanding shares of BAE SYSTEMS Flight Simulation and Training Inc. located in Tampa, Florida, for a total cash consideration of US$76 million. The business has a well-established position in the US defence market for the manufacture of transport and helicopter simulation equipment and has significant training and support service activities for both civil and military markets.
     On August 1, 2001, the Company acquired all of the issued and outstanding shares of Valmarine AS of Norway, for a cash consideration of NOK238.6 million and a CAE share issuance of NOK125.4 million, based on the average closing price of CAE's shares for the 10 days prior to August 1st. Valmarine is the global leader for marine control systems for the commercial market. The purchase price is subject to adjustment based on the future performance of the business. Contingent consideration up to a maximum of NOK58 million will be recognized as an additional cost of the purchase when the contingency is resolved.
     On August 24, 2001, the Company acquired all of the issued and outstanding shares of the Netherland-based Schreiner Aviation Training B.V. for a total cash consideration of Euro 193.4 million. The business provides simulator and ground-school civil aviation training.

36                                                                   CAE AR 2002


     On December 31, 2001, the Company acquired all of the issued and outstanding shares of SimuFlite Training International Inc. (SimuFlite), based in Dallas, Texas, for a total cash consideration of US$210.9 million. In addition, property, plant and equipment in the amount of US$54 million were sold to the vendor and leased back. SimuFlite is the world's second largest provider of business aviation training.
     These acquisitions were accounted for under the purchase method and their operating results have been included from the respective acquisition dates.

The net assets acquired are summarized as follows:

(amounts in millions)                BAE SYSTEMS  Valmarine AS  Schreiner  SimuFlite      Total
-----------------------------------------------------------------------------------------------
Current assets                          $   36.2      $   16.3   $   15.3   $   23.0   $   90.8
Current liabilities                        (65.8)         (8.7)     (37.0)      (8.2)    (119.7)
Property, plant and equipment               59.0           0.5      167.9      262.0      489.4
Intangible assets
     Trade names                              --           3.2         --       37.1       40.3
     Customer relations                       --           9.8       66.0       29.2      105.0
     Customer contractual agreements          --           2.3        2.2        3.6        8.1
     Other intangibles                       2.5           3.1         --        7.0       12.6
Goodwill                                   104.2          40.4      102.8      106.3      353.7
Future income taxes                         36.6          (3.9)     (34.2)      15.1       13.6
Long-term debt                             (17.3)           --      (23.1)     (52.4)     (92.8)
Long-term liabilities                      (36.1)           --         --         --      (36.1)
-----------------------------------------------------------------------------------------------
                                           119.3          63.0      259.9      422.7      864.9
Less: Sale and leaseback of assets            --            --         --      (86.2)     (86.2)
      Shares issued (note 11)                 --         (21.1)        --         --      (21.1)
-----------------------------------------------------------------------------------------------
Total cash consideration:               $  119.3      $   41.9   $  259.9   $  336.5   $  757.6
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


The net assets of Schreiner, SimuFlite and approximately 10% of the net assets of BAE SYSTEMS are included in the Civil Simulation and Training segment. The balance of the net assets of BAE SYSTEMS and Valmarine are included in the Military Simulation and Marine Controls segment. The goodwill on the SimuFlite acquisition is the sole deductible goodwill for tax purposes.
     The allocation of the purchase price is based on management's estimate of the fair value of assets acquired and liabilities assumed. Allocation of the purchase price involves a number of estimates as well as gathering of information over a number of months. This estimation process will be completed in the next six months and accordingly there may be some changes to the goodwill and intangibles values presented for Valmarine as well as adjustments to SimuFlite arising from the finalization of amounts with the seller.


03   DISCONTINUED OPERATIONS

On December 18, 2001, the Board of Directors approved a plan to divest its Forestry Systems. As a result of the planned divestiture, the results of operations for the Forestry Systems have been reported separately in the Consolidated Statements of Earnings together with its Cleaning Technologies businesses, (together the "Discontinued Operations"). Previously reported financial statements have been restated and interest expense has been allocated to the Discontinued Operations based on their share of the Company's net assets.
     On February 28, 2002, the Company completed the sale of two of CAE's Cleaning Technologies operations. The Company sold CAE Ransohoff Inc., of Cincinnati, Ohio, and CAE Ultrasonics Inc., of Jamestown, New York, to the former management of these operations for a total consideration of US$21.4 million, comprised of US$9.2 million cash, a holdback of US$1.6 million payable within 120 days of closing subject to completing an audit of the closing date financial position, and the balance in long-term subordinated notes, with senior debt financing. On February 2, 2000, the Board of Directors approved a plan to divest its Cleaning Technologies business. The remaining net assets of the Cleaning Technologies operations were written down to their estimated realizable values as at March 31, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    37

     On March 28, 2002, CAE completed the sale of its fibre screening business to the Advanced Fiber Technologies Income Fund (AFT) for cash proceeds of $162.0 million.
     The remaining Discontinued Operations are expected to be sold within the next six months.

Summarized financial information for the Discontinued Operations is as follows:

                                                                                2002        2001
------------------------------------------------------------------------------------------------
Revenue
     Cleaning Technologies                                                 $    86.5   $   119.5
     Forestry Systems                                                          193.5       300.0
------------------------------------------------------------------------------------------------
                                                                           $   280.0   $   419.5
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Net earnings from Forestry Systems prior to measurement date,
  net of tax (2002 - $4.0; 2001 - $14.9)                                   $     8.5   $    29.5
Net gain from Forestry Systems after measurement date net of tax
  (2002 - $15.2)                                                                17.9          --
Net loss from Cleaning Technologies, after measurement date, net of tax
  recovery (2002 - $7.3; 2001 - $18.9)                                         (25.1)      (26.6)
------------------------------------------------------------------------------------------------
Net earnings from discontinued operations                                  $     1.3   $     2.9
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------


                                                                                2002        2001
------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                        $   (15.9)  $    23.6
Net cash used in investing activities                                           (4.7)      (11.1)
Net cash used in financing activities                                           (3.9)       (2.1)
------------------------------------------------------------------------------------------------
Net cash (used in) provided by discontinued operations                     $   (24.5)  $    10.4
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------


                                                              2002                      2001
--------------------------------------------------------------------------------------------
                                            FORESTRY      CLEANING    Forestry      Cleaning
                                             SYSTEMS  TECHNOLOGIES     Systems  Technologies
--------------------------------------------------------------------------------------------
Current assets                              $   40.8      $   20.8    $   79.6      $   82.7
Property, plant and equipment, net              15.7           5.4        50.5          16.6
Goodwill                                        30.2           9.2       122.5          17.4
Other assets                                     0.6           1.1         0.7           0.9
--------------------------------------------------------------------------------------------
                                                87.3          36.5       253.3         117.6
--------------------------------------------------------------------------------------------
Assets of discontinued operations                         $  123.8                  $  370.9
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

Current liabilities                             26.4          13.7        71.1          26.1
Other liabilities                                0.4            --         9.2           0.2
--------------------------------------------------------------------------------------------
                                            $   26.8      $   13.7    $   80.3      $   26.3
--------------------------------------------------------------------------------------------
Liabilities of discontinued operations                    $   40.5                  $  106.6
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------


04  ACCOUNTS RECEIVABLE

                                                                               2002        2001
-----------------------------------------------------------------------------------------------
Trade                                                                      $  107.8    $   69.7
Allowance for doubtful accounts                                                (6.8)       (5.6)
Unbilled receivables                                                          223.8       156.3
Other receivables                                                              53.4        25.2
-----------------------------------------------------------------------------------------------
                                                                           $  378.2    $  245.6
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

Approximately $10 million of the March 31, 2002, unbilled receivables are not expected to be recovered within one year.


05  INVENTORIES

                                                                               2002        2001
-----------------------------------------------------------------------------------------------
Work-in-progress                                                           $  105.9     $  81.1
Raw materials, supplies and manufactured products                              25.0        18.3
-----------------------------------------------------------------------------------------------
                                                                           $  130.9     $  99.4
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

38                                                                   CAE AR 2002


06  PROPERTY, PLANT AND EQUIPMENT

                                                                      2002                                   2001
-----------------------------------------------------------------------------------------------------------------
                                                    ACCUMULATED   NET BOOK                Accumulated    Net Book
                                             COST  AMORTIZATION      VALUE         Cost  Amortization       Value
-----------------------------------------------------------------------------------------------------------------
Land                                     $   19.2      $     --    $   19.2    $   10.1      $     --    $   10.1
Buildings and improvements                  229.6          40.4       189.2       121.4          32.6        88.8
Machinery and equipment                     229.7         105.8       123.9        99.8          83.4        16.4
Simulators                                  369.5          13.8       355.7        45.1           7.1        38.0
Assets under construction
   Buildings                                  4.5            --         4.5         5.8            --         5.8
   Equipment                                146.0            --       146.0        68.1            --        68.1
-----------------------------------------------------------------------------------------------------------------
                                         $  998.5      $  160.0    $  838.5    $  350.3      $  123.1    $  227.2
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


07  INTANGIBLE ASSETS

                                                                       2002
---------------------------------------------------------------------------
                                                  ACCUMULATED      NET BOOK
                                           COST  AMORTIZATION         VALUE
---------------------------------------------------------------------------
Trade names                            $   40.5      $    0.5      $   40.0
Customer relations                        104.9           1.8         103.1
Customer contractual agreements             7.9           0.1           7.8
Other intangible assets                    13.1           0.6          12.5
---------------------------------------------------------------------------
                                       $  166.4      $    3.0      $  163.4
---------------------------------------------------------------------------
---------------------------------------------------------------------------


Civil Aviation and Training intangible assets include $37.3 million in trade names, $95.1 million in customer relations, $5.6 million in customer contractual agreements and $7.5 million in other intangibles. Military Simulation and Marine Controls intangibles include $3.2 million in trade names, $9.8 million in customer relations, $2.3 million in customer contractual agreements and $5.6 million in other intangibles. The yearly estimated amortization expense for the five following years will be approximately $9.0 million.

Details of intangible assets by business segment is as follows:

                                                             2002
-----------------------------------------------------------------
                                        MILITARY
                              CIVIL   SIMULATION
                         SIMULATION   AND MARINE
                       AND TRAINING     CONTROLS            TOTAL
-----------------------------------------------------------------
Beginning balance          $     --        $    --       $     --
Additions                     145.1           20.9          166.0
Amortization                   (2.7)          (0.3)          (3.0)
Foreign exchange               (0.9)           1.3            0.4
-----------------------------------------------------------------
Ending balance             $  141.5        $  21.9       $  163.4
-----------------------------------------------------------------
-----------------------------------------------------------------


08  GOODWILL

The following table summarizes the impact of the adoption of the new standard:


(amounts in millions except per share amount)                        2002           2001
----------------------------------------------------------------------------------------
Reported net earnings                                           $   150.6      $   108.1
Add back goodwill amortization                                         --            5.1
----------------------------------------------------------------------------------------
Adjusted net earnings                                           $   150.6      $   113.2
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
Reported net earnings and diluted net earnings per share        $    0.69      $    0.50
Add back goodwill amortization                                        --            0.02
----------------------------------------------------------------------------------------
Adjusted net earnings and diluted net earnings per share        $    0.69      $    0.52
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    39


The continuity of goodwill by business segment is as follows:

                                            2002                         2001
-----------------------------------------------------------------------------
                                        MILITARY                     Military
                            CIVIL     SIMULATION         Civil     Simulation
                       SIMULATION     AND MARINE    Simulation     and Marine
                     AND TRAINING       CONTROLS  and Training       Controls
-----------------------------------------------------------------------------
Beginning balance        $     --       $   18.5       $    --        $  22.2
Additions                   219.0          134.7            --             --
Amortization                   --             --            --           (0.6)
Foreign exchange             (1.2)           4.5            --           (3.1)
-----------------------------------------------------------------------------
Ending balance           $  217.8       $  157.7       $    --        $  18.5
-----------------------------------------------------------------------------
Total goodwill                          $  375.5                      $  18.5
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------


09  OTHER ASSETS

                                                               2002         2001
--------------------------------------------------------------------------------
Investment tax credits (i)                                 $    0.7      $  25.4
Investment in and advances to CVS Leasing Ltd. (ii)            24.0         21.0
Deferred pre-operating costs                                   26.6         13.7
Deferred development costs (iii)                               30.1         13.7
Deferred financing costs                                       16.3           --
Restricted cash (note 10A (iv))                                15.6           --
Other                                                          25.2          9.0
--------------------------------------------------------------------------------
                                                           $  138.5      $  82.8
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


(i) Investment tax credits are available to reduce future federal income taxes payable in Canada.
(ii) The Company led a consortium which was contracted by the UK Ministry of Defence (MoD) to design, construct, manage, finance and operate an integrated simulator based aircrew training facility for the Medium Support Helicopter fleet of the Royal Air Force. The contract covers a 40-year period, which can be terminated by the MoD after 20 years, in 2018.
          In connection with the contract, the Company has established a subsidiary, CAE Aircrew Training Plc (Aircrew), of which it owns 74% with the balance held by the other consortium partners. This subsidiary has leased the land from the MoD, has built the facility and operates the training centre, and has been consolidated with the accounts of the Company.
          In addition, the Company has a minority shareholding of 11% in, and has advanced funds to, CVS Leasing Ltd. (CVS), a company established to acquire the simulators and other equipment that are leased to Aircrew. CVS obtained project financing which amounts to (pound)79 million at March 31, 2002, and expires in October 2015. This financing is secured solely by the assets of CVS with no recourse to CAE.
(iii) Research and development expenditures aggregated $104.7 million during the year (2001 - $104.9 million). The Company has received government assistance of $15.8 million during the year (2001 - $3.5 million), of which $9.5 million (2001 - nil) was recorded against deferred costs incurred to develop new products.

40                                                                   CAE AR 2002


10  DEBT FACILITIES

    A. LONG-TERM DEBT

                                                                        2002          2001
------------------------------------------------------------------------------------------
Senior notes (i)                                                    $  192.1      $  190.4
Revolving unsecured term credit facilities,
   5-years maturing April 2006, US$350.0 (ii)
   (outstanding March 31, 2002 - $25.0 and US$139.0)                   246.4            --
   5-years maturing April 2006, Euro100.0 (2001 - DM65.0) (ii)            --          46.1
   18 months, maturing June 2003 (US$200.0) (iii)
   (outstanding March 31, 2002 - US$174.0)                             277.3            --
Term loan of US$36.4, secured, maturing in 2009 (iv)                    58.0            --
Term loan of (pound)12.7, secured, maturing in 2015 (v)                 25.9          26.8
Grapevine Industrial Development Corporation bonds, secured,
   (US$8.0 and US$19.0), maturing in 2010 and 2013 (vi)                 43.1            --
Secured loans (US$5.8 and RMB29.0) (vii)                                14.3            --
Unsecured loans (US$8.6 and (pound)9.2) (viii)                          34.4            --
Obligations under capital lease commitments (ix)                        35.0           2.0
------------------------------------------------------------------------------------------
                                                                       926.5         265.3
Less: Long-term debt due within one year                                37.5           2.3
------------------------------------------------------------------------------------------
                                                                    $  889.0      $  263.0
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(i) Pursuant to a private placement with certain investors, the Company borrowed US$108.0 million and $20.0 million. These unsecured senior notes rank equally with the term bank financing with fixed repayment amounts in 2005, 2007, 2009 and 2012. Fixed interest at an average rate of 7.5% is payable semi-annually in June and December. The Company has entered into interest rate swap agreements converting the initial fixed interest rate into a 3-month BA borrowing plus 1.05% on $52.5 million of the senior notes.
(ii) These facilities are unsecured and the interest rate payable is based on LIBOR (BAs) or EURIBOR plus 0.50%. The Company has entered into interest rate swap agreements to fix the rate. Of this amount, $205 million is fixed until February 2003 with an average rate of 2.72%, and $35 million has been fixed until April 2006 at a rate of 4.97%. The average interest rate for the period ended March 31, 2002, is 5.2% (2001 - 4.6%).
(iii) The revolving credit facility of US$200 million expires in June 2003. The facility is unsecured and the interest rate payable is based on LIBOR plus 0.50%.
(iv) The Company arranged project financing for its training centre in Sao Paulo, Brazil. This term loan is secured by the assets of the training centre and $15.6 million in restricted cash and is repayable semi-annually until April 30, 2009. Interest on the loan is charged at a rate approximating 7.7%.
(v) The Company arranged project financing for one of its subsidiaries to finance the Company's Medium Support Helicopter program for the MoD in the United Kingdom. The credit facility includes a term loan that is secured by the project assets of the subsidiary and is repayable over 18 years to October 1, 2015. The facility also includes a standby loan of (pound)4.0 million and a working capital loan of (pound)1.0 million, both maturing in October 2015. Interest on the loans is charged at a rate approximating LIBOR plus 1%. The Company has entered into interest rate swaps totalling (pound)10.3 million fixing the interest rate at approximately 6.82% (note 9(ii)).
(vi) Airport Improvement Revenue Bonds issued by Grapevine Industrial Development Corporation, Grapevine, Texas, for amounts of US$8.0 million and US$19.0 million and maturing respectively in 2010 and 2013. The Bonds are secured by real property improvements, fixtures and specified simulation equipment. The rate is the lesser of the lawful rate and 80% of the 91-day T-Bill rate, which approximates 2.83% for the period ended March 31, 2002.
(vii) Secured loans consist of a US$5.8 million loan secured by property, plant and equipment expiring in June 2002 with interest payable based on commercial paper (USA) plus 1% and a loan of RMB29 million expiring in December 2011 with interest at 6.83%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                    41


(viii) Unsecured loans consists of a US$8.6 million loan expiring in 2002 with interest rate payable based on LIBOR plus 0.90% and a loan of (pound)9.2 million expiring from September 2004 to March 2030 with interest at an average rate of 5.6%.
(ix) The effective interest rate on obligations under capital leases was approximately 5.3% (2001 - 5.2%).
(x) Payments required in each of the next five years to meet the retirement provisions of the long-term debt are as follows:

-------------------------------------------------------------------
Years ending March 31,
     2003                                                  $   37.5
     2004                                                     289.4
     2005                                                      14.0
     2006                                                      31.9
     2007                                                     258.4
     Thereafter                                               295.3
-------------------------------------------------------------------
                                                           $  926.5
-------------------------------------------------------------------
-------------------------------------------------------------------


(xi) Details of net interest expense (income) are as follows:

                                                               2002        2001
--------------------------------------------------------------------------------
Interest expense (income)                                    $ 30.2     $  (2.3)
Allocation of interest expense to discontinued operations      (3.6)       (4.0)
Interest capitalized                                           (3.9)         --
--------------------------------------------------------------------------------
Interest expense (income) as reported                        $ 22.7     $  (6.3)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


B. SHORT-TERM DEBT
The Company has unused unsecured bank lines of credit available in various currencies totalling $57.8 million (2001 - $85 million). The effective rate on the short-term borrowings was 5.6% (2001 - 8.4%).
      Certain of the Company's debt instruments include customary positive and negative covenants which include interest coverage, leverage ratios, and restrictions on the sale of assets. The Company is in compliance with its debt covenants.

11  CAPITAL STOCK

(i) The Company's articles of incorporation authorize the issuance of an unlimited number of preferred shares, issuable in series, and an unlimited number of common shares. To date, the Company has not issued any preferred shares.
(ii) A reconciliation of the issued and outstanding common shares of the Company is as follows:

                                                             2002                               2001
----------------------------------------------------------------------------------------------------
                                           NUMBER          STATED            Number           Stated
                                    OF SHARES (d)           VALUE     of Shares (d)            Value
----------------------------------------------------------------------------------------------------
Balance at beginning of year          216,399,856        $  159.4       215,158,370         $  152.3
Stock options exercised                 1,118,400             6.1         1,413,076              6.9
Stock dividends (a)                        17,605             0.2            34,410              0.3
Purchase of capital stock (b)                  --              --          (206,000)            (0.1)
Treasury issue (note 2)                 1,419,919            21.1                --               --
----------------------------------------------------------------------------------------------------
Balance at end of year                218,955,780        $  186.8       216,399,856         $  159.4
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(a) The Company provides that its shareholders may elect to receive common stock dividends in lieu of cash dividends.

42                                                                  CAE AR 2002

     (b) During the first quarter of fiscal 2001 the Company purchased
         206,000 common shares on the Toronto Stock Exchange under its normal course issuer bid. The Company has purchased 8,877,000 common shares since the inception of the program on June 21, 1999. Shares purchased by the Company were cancelled. The bid expired on June 20, 2000.
     (c) The Company has an amended and restated shareholder protection rights plan agreement whereby one right has been issued for each outstanding common share of the Company. The rights remain attached to the shares and are not exercisable until the occurrence of certain designated events. Upon the occurrence of such an event, the right entitles a shareholder of the Company to acquire additional common shares from treasury at half their market value. The rights expire on the date immediately after the Company's Annual Meeting of Shareholders to be held in 2003, unless terminated at an earlier date by the Board of Directors.
     (d) On June 20, 2001, the Board of Directors declared a 100% stock dividend in respect of the common shares in the capital of the Company, effectively achieving a two-for-one split of CAE's outstanding common shares. The stock dividend was payable to shareholders of record at the close of business on July 9, 2001 ("Record Date"), on the basis of one additional share for each common share held as of the Record Date. CAE's common shares commenced trading on a split basis on July 5, 2001, on the Toronto Stock Exchange. The Company ascribed no monetary value to the stock dividend. The number of shares and options, the option exercise prices and the net earnings and diluted net earnings per share have been restated retroactively to reflect the stock dividend.
     (e) The following is a reconciliation of the denominators for the basic and diluted earnings per share computations:

                                                                         2002                 2001
--------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding
     - Basic                                                      217,592,039          215,666,346
Effect of dilutive stock options                                    2,544,722            2,570,454
--------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding
     - Diluted                                                    220,136,761          218,236,800
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

The effect of the conversion of the outstanding stock options would not materially dilute earnings per share.

12   STOCK-BASED COMPENSATION PLANS

     EMPLOYEE STOCK OPTION PLAN
     Under the long-term incentive program of the Company, options may be granted to officers and other key employees of the Company and its subsidiaries to purchase common shares of the Company at a subscription price of 100% of market value. Market value is determined as the closing price of the common shares on the Toronto Stock Exchange on the last day of trading prior to the effective date of the grant.
          At March 31, 2002, a total of 12,462,822 common shares remained authorized for issuance under the Plan. The options are exercisable during a period not to exceed six years and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options accrues over a period of four years of continuous employment. However, if there is a change of control of the Company, the options become immediately exercisable. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS     43

     A reconciliation of the outstanding options is as follows:


     as at March 31 (note 11(d))                                            2002                             2001
     ------------------------------------------------------------------------------------------------------------
                                                                        WEIGHTED                         Weighted
                                                         NUMBER          AVERAGE         Number           Average
                                                     OF OPTIONS         EXERCISE     of Options          Exercise
                                                                           PRICE                            Price
     ------------------------------------------------------------------------------------------------------------
     Options outstanding at beginning of year         5,114,350         $   5.70      5,479,326          $   4.96
     Granted                                          1,698,012         $  12.19      2,018,400          $   6.84
     Exercised                                       (1,118,400)        $   5.41     (1,413,076)         $   4.90
     Forfeited/Expired                                 (694,884)        $   7.63       (970,300)         $   5.06
     ------------------------------------------------------------------------------------------------------------
     Options outstanding at end of year               4,999,078         $   7.70      5,114,350          $   5.70
     ------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------------------------------------------------------
     Options exercisable at end of year               1,417,878         $   5.70      1,268,500          $   5.34
     ------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------------------------------------------------------

     The following table summarizes information about the Company's ESOP as at March 31, 2002 (note 11(d)):


                                                         OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
     --------------------------------------------------------------------------------------------------
                                                       WEIGHTED
                                                        AVERAGE     WEIGHTED                   WEIGHTED
                                                      REMAINING      AVERAGE                    AVERAGE
     Range of                           NUMBER      CONTRACTUAL     EXERCISE         NUMBER    EXERCISE
     Exercise Prices               OUTSTANDING      LIFE (YEARS)       PRICE    EXERCISABLE       PRICE
     --------------------------------------------------------------------------------------------------
     $4.10 to $5.70                  1,596,000              2.8      $  4.54        805,000     $  4.88
     $6.425 to $9.60                 1,928,450              3.8      $  6.83        604,750     $  6.70
     $12.225 to $14.60               1,474,628              5.2      $ 12.26          8,128     $  0.17
     --------------------------------------------------------------------------------------------------
     Total                           4,999,078             3.86      $  7.70      1,417,878     $  5.70
     --------------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------------

     EMPLOYEE STOCK PURCHASE PLAN
     The Company maintains an ESPP to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions plus employer contributions. The Plan allows employees to contribute up to 10% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $3 on additional employee contributions, to a maximum of 2% of the employee's base salary. Common shares of the Company are purchased by the ESPP trustee on behalf of the participants on the open market, through the facilities of the Toronto Stock Exchange. Participation at March 31, 2002, was 3,077 employees or 41.1% of CAE's employees (2001 - 2,639 or 41.8%). The Company recorded compensation expense in the amount of $1.9 million (2001 - $2.1 million) in respect of employer contributions under the Plan.

     DEFERRED SHARE UNIT PLAN
     Effective May 1, 2000, the Company adopted a DSU plan for key executives whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The Plan is intended to enhance the Company's ability to promote a greater alignment of interests between such key executives and the shareholders of the Company. A deferred share unit is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the Toronto Stock Exchange during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Deferred share units mature upon termination of employment, whereupon a key executive is entitled to receive the fair market value of the equivalent number of common shares, net of withholdings, in cash.
          In fiscal 2000, the Company adopted a DSU plan for non-employee directors. A non-employee director holding less than 10,000 common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. A non-employee

44                                                                  CAE AR 2002

     director holding at least 10,000 common shares may elect to participate in the Plan in respect of part or all of his or her retainer and attendance fees. The terms of the Plan are essentially identical to the key executive DSU plan except that the share price used to value the deferred share unit is based on the closing price per share of CAE common shares on the Toronto Stock Exchange on the day preceding the last business day of March, June, September and December.
          The Company records the cost of the DSU plans as compensation expense. As at March 31, 2002, 194,581 units were outstanding at a value of $2.3 million (2001 - 53,220 units at a value of $1.3 million).

13   FINANCIAL INSTRUMENTS

     FOREIGN CURRENCY RISK
     The fair value of the forward foreign exchange contracts is represented by the estimated amounts that the Company would receive or pay to settle the contracts at the balance sheet date, taking into account the unrealized gain or loss. The Company entered into forward foreign exchange contracts totalling $144.1 million (buy contracts $42.3 million and sell contracts $101.8 million). The total unrealized loss as of March 31, 2002, is $0.9 million (on buy contracts of $0.5 million and sell contracts of $0.4 million). Unrealized gains or losses on outstanding forward contracts are not recognized in the statements of earnings until maturity of the contracts.
          The Company entered into cross currency rate swap contracts maturing on December 13, 2002 in respect of certain inter-company loan transactions. The Company receives interest, calculated semi-annually on a notional balance of US$21 million and $30 million, at a weighted average interest rate of LIBOR plus 3.6% (effective rate of 5.5%) and BA plus 0.4% (effective rate of 2.6%). The Company pays interest calculated semi-annually on notional balances ofEuro 16.5 million, SEK27.4 million and US$20.7 million at weighted average interest rates of EURIBOR plus 3.4% (effective rate of 6.65%), STIBOR plus 2.9% (effective rate of 6.82%) and LIBOR plus 0.5% (effective rate of 2.4%).

     CREDIT RISK
     The Company is exposed to credit risk on billed and unbilled accounts receivable. However, its customers are primarily established companies with good credit ratings or government agencies, factors that minimize the risk. In addition, the Company typically receives substantial non-refundable deposits on contracts.
          The Company is exposed to credit risk in the event of non-performance by counter-parties to its derivative financial instruments, but does not expect non-performance by any of the counterparties. The counterparties for financial instruments are major, highly rated financial institutions.

     INTEREST RATE EXPOSURE
     The Company is exposed to the volatility of interest rates on its long-term debt. As at March 31, 2002, the Company has entered into seven interest rate swap agreements with three different financial institutions to mitigate these risks for a total notional value of $334.1 million. One agreement, with a notional value of $52.6 million (US$33 million), has converted fixed interest rate debt into floating whereby the Company pays the BA rate plus 1.05% quarterly and receives a fixed interest rate of 7.76% up to June 2012. The remaining six contracts are converting floating interest rate debt into fixed for a notional value of $281.5 million whereby the Company will receive quarterly LIBOR and pay fixed interest payments as follows:
     o Until February 2003 on two contracts totalling $205.6 million (US$129 million), the Company will pay annually a fixed interest rate of 2.72%;

                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS     45

     o Until April 2006 on $35 million, the Company will pay quarterly a fixed interest rate of 4.97%;
     o Until September 2005 on $17.5 million (US$11 million), the Company will pay monthly a fixed annual interest rate of 4.95%;
     o Until October 2011 on two contracts totalling $23.4 million ((pound)10.3 million), the Company will pay quarterly a fixed annual interest rate of 6.82%.
     After taking into consideration these swap agreements, as at March 31, 2002, 55% of the long-term debt bears fixed interest rates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following methods and assumptions have been used to estimate the fair value of the financial instruments:
     o Cash and short-term investments, accounts receivable, accounts payable and accrued liabilities are valued at their carrying amounts on the balance sheet, which represent an appropriate estimate of their fair values due to their near-term maturities.
     o  Capital leases are valued using the discounted cash flow method.
     o Long-term debt value is estimated based on discounted cash flows using current interest rates for debt with similar terms and remaining maturities.
     o Interest rate and currency swap contracts reflect the present value of the potential gain or loss if settlement were to take place on March 31, 2002.

     The fair value and the carrying amount of these financial instruments as at March 31 is as follows:

                                                                                2002                     2001
     --------------------------------------------------------------------------------------------------------
                                                                  FAIR      CARRYING       Fair      Carrying
                                                                 VALUE        AMOUNT      Value        Amount
     --------------------------------------------------------------------------------------------------------
     Long-term debt                                            $ 898.1       $ 889.0    $ 276.7       $ 263.3
     Capital lease obligations                                    35.0          35.0        3.7           3.7
     Net forward foreign exchange contracts                       (0.9)            -       (5.5)            -
     Interest rate swap contracts                                 (2.2)            -        2.6             -
     Currency swap contracts                                       3.9             -        4.5             -
     --------------------------------------------------------------------------------------------------------

     GUARANTEES
     As at March 31, 2002, CAE had outstanding letters of credit and performance guarantees in the amount of $243 million (2001 - $68 million) issued in the normal course of business. These guarantees are issued under standby facilities available to the Company through various financial institutions.

14   INCOME TAXES

     A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

                                                                                        2002       2001
     --------------------------------------------------------------------------------------------------
     Earnings from continuing operations before income taxes                         $ 219.6    $ 158.2
     --------------------------------------------------------------------------------------------------
     Statutory income tax rates in Canada                                               40.9%      44.6%
     Income taxes at Canadian statutory rates                                        $  89.9    $  70.6
     Difference between Canadian statutory rates and those
        applicable to foreign subsidiaries                                              (2.3)     (10.7)
     Manufacturing and processing allowance                                            (13.1)      (8.3)
     Losses not tax effected                                                            11.0        3.6
     Tax benefit of losses not previously recognized                                    (6.7)      (0.2)
     Research and development investment tax credit                                     (3.0)      (1.1)
     Other                                                                              (5.5)      (0.9)
     --------------------------------------------------------------------------------------------------
     Total income tax expense                                                        $  70.3    $  53.0
     --------------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------------

46                                                                  CAE AR 2002

     Significant components of the provision for income tax expense attributable to continuing operations are as follows:


                                                                                        2002       2001
     --------------------------------------------------------------------------------------------------
     Current tax expense                                                              $ 62.8     $ 60.7
     --------------------------------------------------------------------------------------------------
     Change in temporary differences                                                     9.4       (9.5)
     Recognition of loss carryforwards                                                  (2.3)       2.4
     Tax rate changes                                                                    0.4       (0.6)
     --------------------------------------------------------------------------------------------------
     Future income tax expense (benefit)                                                 7.5       (7.7)
     --------------------------------------------------------------------------------------------------
     Total income tax expense                                                         $ 70.3     $ 53.0
     --------------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------------

     The tax effects of temporary differences that gave rise to future tax liabilities and assets are as follows:


     at march 31                                                                        2002       2001
     --------------------------------------------------------------------------------------------------
     Non-capital tax loss carryforwards                                              $ 101.3    $ 120.0
     Capital tax loss carryforwards                                                      4.8        5.3
     Investment tax credits                                                            (22.6)     (31.5)
     Capital assets                                                                    (40.8)     (12.8)
     Employee pension plans                                                              3.2       (3.1)
     Amounts not currently deductible                                                   20.5       20.9
     Percentage of completion versus completed contract                                (30.0)     (18.6)
     Other                                                                              (5.6)       2.8
     --------------------------------------------------------------------------------------------------
                                                                                      $ 30.8     $ 83.0
     --------------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------------
     Valuation allowance                                                               (46.6)     (76.2)
     --------------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------------
     Total future income taxes                                                        $(15.8)    $  6.8
     --------------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------------

     As of March 31, 2002, the Company has accumulated non-capital tax losses carried forward relating to operations in the United States for an amount of approximately US$147.8 million. The losses for income tax purposes expire in the years 2005 through 2013. For financial reporting purposes a future tax asset of US$26.9 million has been recognized in respect of these loss carryforwards.
          The Company has accumulated non-capital tax losses carried forward relating to its operations in other countries of approximately $64 million. These losses can be carried forward without time limitation. For financial reporting purposes a future tax asset of $9.2 million has been recognized.
          The valuation allowance relates principally to loss carryforward benefits where realization is not likely due to a history of loss carryforwards and to the uncertainty of sufficient taxable earnings in the future, together with time limitations in the tax legislation giving rise to the potential benefit. In 2002, $21.8 million (2001 - $13.7 million) of the valuation allowance balance was reversed when it became more likely than not that benefits would be realized.

15   SUPPLEMENTARY CASH FLOW INFORMATION

     Cash provided by (used in) non-cash working capital is as follows:

                                                                                        2002       2001
     --------------------------------------------------------------------------------------------------
     Accounts receivable                                                             $ (50.4)    $ 21.8
     Inventories                                                                       (23.8)     (45.7)
     Prepaid expenses                                                                    1.9        5.9
     Income taxes recoverable                                                           36.9       49.7
     Accounts payable and accrued liabilities                                           27.9       71.0
     Deposits on contracts                                                              (0.1)     (23.6)
     --------------------------------------------------------------------------------------------------
                                                                                     $  (7.6)    $ 79.1
     --------------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------------
     Interest paid                                                                   $  25.3     $ 20.6
     Income taxes paid                                                               $  14.3     $  8.8
     Amortization of other assets                                                    $   3.2     $    -
     --------------------------------------------------------------------------------------------------

                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS     47

16   CONTINGENCIES

     Through the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company has no reason to believe that the ultimate outcome of these matters will have a material impact on its financial position.

17   GOVERNMENT COST SHARING

     The Company has signed agreements with the Government of Canada whereby the Government shares in the cost of certain visual research and development programs as well as advanced flight simulation technology for civil applications. Funding in the amount of $31.2 million related to the visual research and development programs was completed during 2001. Funding for flight simulation, which is ongoing, amounts to $41.4 million. These programs are repayable in the form of royalties based on future sales levels. The royalty payments on one of the programs have already started and will continue until March 31, 2012, up to an amount not to exceed $41.9 million for the visual research and development programs and $66 million for the flight simulation program.

18   OPERATING LEASE COMMITMENTS

     Future minimum lease payments under operating leases, the most significant of which relate to the Medium Support Helicopter contract with the UK MoD as described in Note9(ii), are as follows:

     --------------------------------------------------------------------------------------------------
     Year ending March 31,
          2003                                                                                   $ 64.4
          2004                                                                                     67.1
          2005                                                                                     63.2
          2006                                                                                     56.6
          2007                                                                                     42.4
          Thereafter                                                                              307.8
     --------------------------------------------------------------------------------------------------
                                                                                                 $601.5
     --------------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------------


19   PENSIONS

     The Company has defined benefit plans that provide benefits based on length of service and final average earnings. The Company has an obligation to ensure that there are sufficient funds in the plans to pay the benefits earned.
          Contributions reflect actuarial assumptions concerning future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities and government and corporate bonds.

48                                                                  CAE AR 2002

     The changes in the pension obligations and in the fair value of assets and the funded status of the defined benefit plans were as follows:


     at march 31                                                                   2002       2001
     ---------------------------------------------------------------------------------------------
     Change in pension obligations
          Pension obligation, beginning of year                                 $ 126.0    $ 111.5
          Current service cost                                                      4.2        3.3
          Interest cost                                                             8.1        7.8
          Settlement gain on discontinued operations                               (2.5)         -
          Employee contributions                                                    2.2        2.3
          Loss on plan amendments                                                   1.1        1.6
          Pension benefits paid                                                    (8.8)      (8.4)
          Actuarial loss                                                            1.1        7.9
     ---------------------------------------------------------------------------------------------
     Pension obligation, end of year                                            $ 131.4    $ 126.0
     ---------------------------------------------------------------------------------------------
     Change in fair value of plan assets
          Fair value of plan assets, beginning of year                          $ 121.5    $ 120.8
          Return on plan assets                                                    10.6       10.7
          Pension benefits paid                                                    (8.8)      (8.4)
          Settlement loss on discontinued operations                               (2.5)         -
          Employee contributions                                                    2.2        2.3
          Employer contributions                                                    0.6        0.7
          Actuarial loss                                                          (11.9)      (4.6)
     ---------------------------------------------------------------------------------------------
     Fair value of plan assets, end of year                                     $ 111.7    $ 121.5
     ---------------------------------------------------------------------------------------------
          Funded status-plan deficit                                            $ (19.7)   $  (4.5)
          Unrecognized net actuarial loss                                          24.9       12.5
          Unamortized past service cost                                             2.6        1.6
     ---------------------------------------------------------------------------------------------
     Accrued pension asset                                                      $   7.8     $  9.6
     ---------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------

     The actuarial present value of accrued pension benefits has been estimated taking into consideration economic and demographic factors over an extended future period. Significant assumptions used in the calculation are as follows:

                                                                    2002               2001
     --------------------------------------------------------------------------------------
     Return on plan assets                                           9.0%               9.0%
     Discount rate for pension benefit obligations                   6.5%               6.5%
     Compensation rate increases                           2.75% to 5.25%     2.75% to 5.25%
     --------------------------------------------------------------------------------------

     The net pension expense for the year ended March 31, 2002, included the following components:

                                                                    2002               2001
     --------------------------------------------------------------------------------------
     Current service cost                                         $  4.2             $  3.3
     Interest cost on projected pension obligations                  8.1                7.8
     Expected return on plan assets                                (10.6)             (10.7)
     Amortization of past service costs                              0.1                  -
     --------------------------------------------------------------------------------------
     Net pension expense                                          $  1.8             $  0.4
     --------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------

20   BUSINESS SEGMENTS

     The Company's significant business segments include:
     (i) Civil Simulation and Training - a world-leading supplier of civil flight simulators and visual systems, and a provider of business and civil aviation training.
    (ii) Military Simulation and Marine Controls - a premier supplier of military flight and land-based simulators, visual and training systems. The segment also supplies marine controls and training systems.
         Each operating segment is led by a senior executive and offers different products and uses different technology and marketing strategies. The Company evaluates performance based on operating earnings before interest and income taxes and uses capital employed

                              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS     49

     to assess resources allocated to each segment. Capital employed includes accounts receivable, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets less accounts payable and accrued liabilities, deposits on contracts and contingent consideration due to acquisitions included in other long-term liabilities.
         Financial information on the Company's operating segments is shown in the following table:



     BUSINESS SEGMENTS
                                                                                  2002       2001
     --------------------------------------------------------------------------------------------
     Capital employed
          Civil Simulation and Training                                       $1,057.3    $  74.5
          Military Simulation and Marine Controls                                273.3       79.0
          Other                                                                   21.0       17.0
     --------------------------------------------------------------------------------------------
     Total capital employed                                                   $1,351.6    $ 170.5
          Cash                                                                    88.8      156.8
          Short-term investments                                                  21.3      122.8
          Income taxes recoverable                                                15.8        8.2
          Accounts payable and accrued liabilities                               420.5      315.0
          Deposits on contract                                                   189.1      175.9
          Future income taxes - short-term                                        28.9       15.4
          Future income taxes - long-term                                         71.3       15.9
          Long-term liabilities                                                   73.7       20.7
          Assets of discontinued operations                                      123.8      370.9
     --------------------------------------------------------------------------------------------
     Total assets                                                             $2,384.8   $1,372.1
     --------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------

     Total assets by segment
          Civil Simulation and Training                                       $1,380.9   $  348.5
          Military Simulation and Marine Controls                                609.7      319.0
     --------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------

     Capital expenditures
          Civil Simulation and Training                                       $  216.7   $   72.9
          Military Simulation and Marine Controls                                 32.9        3.4
     --------------------------------------------------------------------------------------------
                                                                              $  249.6   $   76.3
     --------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------
     Amortization of property, plant and equipment
          Civil Simulation and Training                                       $   24.4   $    9.3
          Military Simulation and Marine Controls                                 12.5        9.2
     --------------------------------------------------------------------------------------------
                                                                              $   36.9   $   18.5
     --------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------
     Amortization of goodwill
          Civil Simulation and Training                                       $      -   $      -
          Military Simulation and Marine Controls                                    -        0.6
     --------------------------------------------------------------------------------------------
                                                                              $      -   $    0.6
     --------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------

     GEOGRAPHIC SEGMENTS
                                                                                  2002       2001
     --------------------------------------------------------------------------------------------
     Revenue from external customers based on their location
          Canada                                                              $  102.7    $ 109.8
          US                                                                     347.0      268.7
          Great Britain                                                          127.4      141.9
          Germany                                                                 91.2      101.2
          Other European countries                                               173.8      128.1
          Other countries                                                        284.4      141.7
     --------------------------------------------------------------------------------------------
                                                                              $1,126.5    $ 891.4
     --------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------
     Property, plant and equipment and goodwill
          Canada                                                              $  126.6    $  95.7
          US                                                                     500.7        6.2
          Europe                                                                 435.5       79.6
          Other countries                                                        151.2       64.2
     --------------------------------------------------------------------------------------------
                                                                              $1,214.0    $ 245.7
     --------------------------------------------------------------------------------------------
     --------------------------------------------------------------------------------------------


21   COMPARATIVE FINANCIAL STATEMENTS

     Certain comparative figures for 2001 have been reclassified to conform to the presentation adopted in 2002.